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                                                                  Exhibit 23.03

                       CONSENT OF DELOITTE & TOUCHE LLP

   We consent to the use in Amendment No. 1 to this Registration Statement No 333-96349 of DSL.net, Inc. on Form S-1 of our report with respect to Tycho Networks, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as as going concern) dated May 21, 1999 (October 13, 1999 as to the last three paragraphs of Note 9), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

February 21, 2000